Section 2. CODE OF ETHICS

FOR ALL HC SUPERVISED PERSONS:

HC (the “Firm”) is committed to conducting business in accordance with applicable laws, rules and regulations and with the highest standards of business ethics. Consistent with Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940, this Code of Ethics (the “Code”) applies to all Supervised Persons, and, in combination with the Firm’s Manual of

Compliance, Policies and Procedures (“Compliance Manual”), sets forth the policies and procedures to guide Supervised Persons in the performance of their duties.

The Firm expects all Supervised Persons to comply with the Code, applicable law, rules and regulations and to conduct themselves in an honest and ethical manner.

Definitions

Supervised Person. Firm’s directors, partners, officers (or other persons occupying a similar status or performing similar functions) and employees of the Firm as well as any other persons who provide investment advice on behalf of the Firm and are subject to the supervision and control of the Firm. Firm also includes in this definition those employees who have contact with prospective and existing investors in its funds.

Access Persons. Supervised Persons who (i) have access to nonpublic information about Client’s securities transactions and portfolio holdings;(ii) are involved in making securities recommendations; and (iii) are Firm’s partners, principals, officers, portfolio managers, and administrative personnel who report directly to them. CCO and COO may designate additional personnel as Access Persons.

Client. Any other private investment fund, pooled investment vehicle or persons to which HC provides advisory services.

Investor. A Person (natural or institutional) who purchases a partnership interest in a Client of HC.

Material. Information which a reasonable investor would consider to be important within context of all information presented.

STANDARDS OF BUSINESS CONDUCT AND COMPLIANCE WITH SECURITIES LAWS AND REGULATIONS

All Supervised Persons must

•	Comply with the applicable state and federal laws, rules and regulations that govern the conduct and operations of the Firm;
•	Comply with the Firm’s Code of Ethics, Compliance Manual and any amendments or updates thereto; and
•	Report suspected violations of the Code promptly to the Chief Compliance Officer.

FIDUCIARY STATUS & ANTIFRAUD

As an investment adviser, whether registered with a regulatory body or exempt from such registration, the Firm is a fiduciary to its advisory clients. This means that the Firm and its Supervised Persons have an obligation to act in the best interests of its Clients and to provide investment advice consistent with the duties of loyalty, care and good faith and fair dealing. Supervised Persons must, therefore:

• Employ reasonable care to avoid misleading Clients or Investors;

• Provide full and fair disclosure of all material facts to Clients and Investors;

• Disclose all material conflicts of interests; and

• Protect the confidentiality of personal, non-public information about Clients and Investors. In addition, Supervised Persons shall not:

•	Mislead a Client or Investor by making an untrue statement of a material fact or to omit to state a material fact necessary to make the statements made in light of the circumstances in which they were made not misleading;
•	Engage in any act, practice or course of business that is fraudulent, deceptive or manipulative with respect to any Client or Investor;
•	Engage in any manipulative practice with respect to securities including price manipulation; or
•	Engage in trading, either personally or on behalf of others, while in possession of material, nonpublic information or communicating material nonpublic information to others in violation of the law.

POLITICAL CONTRIBUTIONS

•	The Firm may not receive compensation from a Government Entity for advisory services within two years after it or any of its Covered Associates makes a contribution to an Official of the entity. Therefore, certain political contributions are required to be disclosed. Details of the Firm’s policy are described in Section 19 of this manual.

PERSONAL SECURITIES TRANSACTIONS

•	Supervised Persons designated as Access Persons must submit periodic reports with respect to their holdings and transactions in reportable securities, including (i) details regarding all accounts,

(ii) initial and annual personal securities holdings reports, and(iii) quarterly transaction reports, in the time frames, form and manner set forth in the Personal Securities Transactions Policy, which is incorporated into the Code by reference.

•	Access Persons must disclose and obtain Firm approval before investing in an initial public offering (“IPO”) or limited offerings (e.g., private placements).

CONFLICTS OF INTEREST

A conflict of interest for the purpose of the Code occurs when a person’s private interests interfere, in any way, or may even appear to interfere, with the interests of the Firm or its Clients.

Supervised Persons are required to conduct the business of the Firm in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships in accordance with the letter and spirit of this Code of Ethics. This includes when making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Firm where Supervised Persons receive personal benefits.

Supervised Persons who may take any ownership interest in, or accept any consulting or employment relationship with, any of the Firm’s service providers must discuss the matter in advance with CCO or CCO so that any conflicts of interest may be addressed and appropriately disclosed.

The receipt and/or provision of business entertainment and gifts from or to the Business Relationships of the Firm are addressed in the Firm’s Gift and Business Entertainment Policy, which is incorporated into this Code of Ethics by reference.

If in doubt as to whether a proposed transaction or course of conduct presents a conflict of interest, Supervised Persons should make full and frank disclosure of all relevant facts and circumstances to the Chief Compliance Officer or designee.

VIOLATIONS OF THE CODE OF ETHICS

•	Supervised Persons are obligated to promptly report to the Chief Compliance Officer any known or suspected possible violation of this Code or other laws, regulations, policies or procedures applicable to the Firm, its Clients and Investors, whether engaged in by that person or another.
•	Anyone who in good faith reports a possible violation of law, regulation, policy or this code will be protected from retaliation.
•	It is a violation of the Code to retaliate against someone for reporting.
•	Chief Compliance Officer or Chief Operating Officer will investigate any reports of suspected violations of the Code.
•	Violations will be reported to one or more Principals of the Firm.
•	Supervised Persons who violate this Code or any of its components can be subject to disciplinary action, up to and including termination.

RECORDKEEPING

The Firm will maintain and preserve for a period of not less than five (5) years from the date an action is taken, the first two (2) years in an easily accessible place (i.e., principal administrative offices) and in accordance with Rule 204-2 books and records to be maintained by Investment Advisers, copies of:

•	Any amendment or waiver to this Code of Ethics;
•	Violations of the Code and actions taken as a result of the violations;
•	Records of personal trading of each Access Person; and
•	The written acknowledgments of receipt of the Code from each Supervised Person.

AMENDMENTS

This Code of Ethics may not be amended except in written form, which is specifically approved by the Chief Operating Officer and Chief Compliance Officer, which is then approved by a majority vote of the principals of the Firm.

NO RIGHTS CREATED

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern each person in the conduct of the Firm’s business. It is not intended to and does not create any rights for any employee, Investor, supplier, competitor, family member, limited partner or any other person or entity.